Exhibit 10.19

SUBLEASE

THIS SUBLEASE (“Sublease”) is made 11/16/2010, between Dinning-Beard, Inc. (“Sublessor”) and Tiger Financial Management, LLC (“Subtenant”).

Recitals

A. Sublessor is the tenant under an Amended Lease in which The Amigos Rental, LLC is lessor (“Landlord”), dated October 2, 2000 (the “Base Lease”). The Base Lease includes all amendments and extensions thereof entered into by Sublessor hereafter. A copy of the executed Base Lease is attached hereto as Exhibit A.

B. The Base Lease covers certain property at 3531 N. Ridge Road, Wichita, Kansas (the “Property”). The square footage of the Property is 9,241 on the First Floor and 8,848 on the Second Floor. This Sublease leases that portion of the Property that is the entire Second Floor thereof (“Sublease Property”).

C. The term under the Base Lease expires July 31, 2015, but Sublessor has the right to extend the term of the Base Lease to March 31, 2021. Subtenant wants to sublet the Property for five years from the Effective Date of this Sublease and to have an option to extend for another five years.

Agreement

1. SUBLEASE: Sublessor subleases to Subtenant, and Subtenant subleases from Sublessor, the Sublease Property under the terms described in this Sublease. Upon Subtenant paying the rent hereunder and observing and performing all of the covenants, conditions, and provisions on Subtenant’s part to be observed and performed hereunder, Subtenant shall have quiet possession of the Sublease Property for the entire term hereof, subject to all provisions of this Sublease. Provided that Subtenant performs all of its obligations under this Sublease, Sublessor will not take any action or permit or suffer any circumstance that constitutes or that, with the passage of time or the giving of notice, would constitute a default under the Base Lease, except to the extent that such default is attributable to Subtenant or corresponds to or arises out of a default by Subtenant under this Sublease.

2. TERM: The term shall commence on the first day of the month following completion of Subtenant’s Leasehold Improvements, as described herein, but no later than January 1, 2011 (the “Effective Date”), and end five years after the Effective Date.

3. CONDITION OF PROPERTY: Subtenant accepts the Property “as is,” in its current condition. Subtenant shall deliver the Property at the end of the term in the same condition as it is upon completion of Subtenant’s Leasehold Improvements, as described herein, ordinary wear and tear excepted, or as otherwise permitted under the Base Lease.

4. RENT: For the first sublease year, Subtenant shall pay $115,024.00 to Sublessor as rent, payable in monthly installments of $9,585.33. For each subsequent sublease year, the rent shall increase to 103% of the rent for the previous sublease year, payable in monthly installments of 1/12 of the rent for that year. Such system of increases shall continue during any extension of this Sublease. Rent is due on the first day of each calendar month. Subtenant shall pay a late charge of 5% of the monthly payment for any payment not received by midnight of the fifth day after its due date.

5. SECURITY DEPOSIT. Subtenant shall deposit with Landlord the amount of $19,170.66 as security for Subtenant’s performance of its rent and other obligations under this Sublease. Subtenant grants to Sublessor a security interest in such deposit. Upon satisfactory completion of Subtenant’s Leasehold Improvements, Sublessor shall apply $9,585.33 of such deposit to pay the first month’s rent.

6. UTILITIES. In addition to the rent specified above, Subtenant shall pay to Sublessor each month one-half of all of Lessor’s monthly costs of compliance with its obligations for utilities. Subtenant shall pay such charges to Sublessor within five business days of Sublessor’s invoicing same to Subtenant. Such charges shall be deemed rent under this Sublease.

7. COMPLIANCE WITH BASE LEASE: The terms of the Base Lease are incorporated into this Sublease as if set forth in full, except references to the Landlord shall mean Sublessor, and references to the Tenant shall mean the Subtenant. Subtenant shall perform and be bound by all covenants and agreements in the Base Lease as if Subtenant was the Tenant and Sublessor was the Landlord, except to the extent otherwise modified in this Sublease, but only to the extent that such covenants and agreements (i) relate to that portion of the Property in which Subtenant is then in possession and (ii) arise during the term hereof. Sublessor may enforce these covenants and agreements against Subtenant as if Sublessor was the Landlord and Subtenant was the Tenant under the Base Lease. Subtenant will indemnify Sublessor against any claims, damages, costs, and expenses with respect to any breaches of the Base Lease by Subtenant. Sublessor agrees that it will take such action as may be required for the purpose of enforcing the provisions of the Base Lease for the benefit of Subtenant, provided that Sublessor shall not be obligated to file suit or be required to incur any expense whatsoever until Subtenant prepays the estimated cost of such expense.

8. IMPROVEMENTS: Subtenant shall, at its own expense, make certain improvements to the Sublease Property, including changing configuration of rooms, installing its own security system and coding the elevator for Subtenant-only access to the Sublease Property (“Leasehold Improvements”). All such improvements shall be made according to plans and specifications approved in writing in advance by Sublessor. Such improvements will be completed as soon as reasonably practicable. Subtenant shall not make any other improvements to the Property without Sublessor’s prior, written consent of the plans, which consent shall not be unreasonably withheld or delayed. No Sublessor’s consent to the Leasehold Improvements or other improvements shall be considered as subjecting Sublessor’s interest in the Property to a lien for labor and materials, pursuant to K.S.A. 60-1101, et seq. In addition to the provisions of the Base Lease, if such a lien is claimed, Subtenant shall reimburse Sublessor for any expense which Sublessor may incur in defending or otherwise dealing with such lien.

9. ASSIGNMENT AND SUBLETTING: This Sublease may not be assigned or sublet without the prior written consent of Sublessor; such consent may be withheld by Sublessor in its sole and absolute discretion.

10. INDEMNITY: Subtenant shall indemnify, defend (by counsel reasonably acceptable to Sublessor), protect, and hold harmless Sublessor and Landlord and each of their respective directors, officers, employees, agents, attorneys, successors, and assigns from and against any and all claims, liabilities, penalties, fines, judgments, forfeitures, losses, costs, or expenses (including attorneys’ fees, consultants’ fees, and expert fees) for:

(a)	violation of any local, state, or federal statute or other law (“Law”) with respect to Subtenant’s use or control of the Property, or liability to any third party in connection with any violation of a Law by Subtenant or with any other action by Subtenant, its agents, or invitees; or

(b)	the death of or injury to any person or damage to any property whatsoever, arising during the term of this Sublease or anytime thereafter from or caused in whole or in part, directly or indirectly, by (i) the presence in, on, under, or about the Property, or any discharge or release in or from the Property, of any Hazardous Substance, except to the extent that any such presence, discharge, or release was caused by negligent or tortious acts or omissions of Landlord or Sublessor or by either of their activities on the Property, or (ii) Subtenant’s failure to comply with any Hazardous Substance law. The term “Hazardous Substance” shall mean any “Hazardous Materials” or the presence of any “Hazardous Substance Condition” as defined in the Base Lease.

The indemnity obligation created hereunder shall include, without limitation, and whether foreseeable or unforeseeable, any and all costs incurred (other than incidental or consequential damages) in connection with any site investigation, and any and all costs for repair, cleanup, detoxification, or decontamination, or other remedial action of the Property. The obligations hereunder shall survive the expiration or earlier termination of this Sublease and any extensions thereof

11. DAMAGE TO PROPERTY: If the Property becomes untenantable by fire, other casualty, or condemnation, then rent shall abate upon the same terms as provided in the Base Lease.

12. INSURANCE: Subtenant shall have the same obligations to procure and maintain commercial and general liability insurance to protect Sublessor’s interest as Sublessor has to the Landlord in Article 10 of the Base Lease. Sublessor shall be named as additional insured on Subtenant’s liability coverage and as a loss payee on its casualty coverage. Subtenant shall deliver certification of paid-up insurance to Sublessor upon issuance and renewal of all such policies. Sublessor shall cause each insurance policy carried by it insuring the Sublease Property against loss by fire or any of the casualties covered by its insurance to be written in such a manner so as to provide that the insurer waives all right of recovery by way of subrogation against Subtenant in connection with any loss or damage covered by the policy. Sublessor and Subtenant will each cause each insurance policy carried by it insuring the Sublease Property as well as the contents thereof, including trade fixtures and merchandise, against loss by fire or any of the casualties covered by its insurance to be written in the manner provided in Section 10.02 of the Lease, and to provide that the insurer waives all right of recovery by way of subrogation against Sublessor in connection with any loss or damage covered by the policy.

Neither party hereto shall be liable to the other for any loss or damage caused by fire or any of the casualties covered by such insurance policies maintained by the other party. It is agreed that should either party fail to procure such waiver, it will pay to the other in liquidated damages all monies to which any insurer becomes entitled from the party for whose benefit such waiver was intended.

13. OPTION TO RENT ADDITIONAL SPACE. Provided that Subtenant is not in default of its obligations under this Sublease, then during the term hereof, including any extension, Subtenant shall have the right of first offer to lease space on the first floor of the Property. Sublessor shall give Tenant written notice of the availability of any said additional office space and the rent shall be at the then-charged rate per square foot of the 2nd floor rent. In addition, subtenant shall pay a prorata share of the taxes, property insurance, and common area maintenance for said additional first floor space. Subtenant shall have ten business days from the receipt of Sublessor’s notice to notify Sublessor in writing whether it will lease the additional space at the rent specified in Sublessor’s notice. In the event Subtenant declines the offer to lease additional space or fails to notify Sublessor within 10 business days, Subtenant’s right of first offer with respect to that space shall be null and void and of no further force and effect as to that particular oiler of space, and Sublessor shall be free to lease such space to any person or entity upon the same terms and for any purpose. Any subsequent decision to offer the space to a third party shall be first made to Subtenant.

Subtenant shall have a right of first refusal to any such space offered to a third person. Subtenant shall have ten (10) business days from written notice by the Sublessor of such space availability and terms offered to the third party.

Notwithstanding the foregoing provisions of this Section, Subtenant shall not have any right of first offer with respect to any First Floor space Sublessor may offer to a title company or mortgage origination company.

However it may occur, in one or more transactions, if Subtenant becomes the occupant of the entire First Floor, as well as the Second Floor, then, from that date forward, Subtenant shall be obligated to Landlord for payment and performance of all obligations of the tenant under the Base Lease except for “Fixed Rental” under Section 3.01 thereof; and Subtenant shall indemnify Sublessor for and hold Sublessor harmless from all such obligations.

14. OPTION TO EXTEND. Provided Subtenant is not in default under this Sublease, Subtenant may, at its option, renew this Sublease for a period of five years upon the same terms and conditions, including escalating rent as provided above, by giving notice to Sublessor of its intention to renew on or before July 1, 2015. Subtenant shall have no other rights to extend or renew this Sublease.

15. OPTION TO PURCHASE. Sublessor shall deliver to Subtenant the written grant of Landlord to Subtenant of an option to purchase the Property at the end of the second year and at the end of five years after the Effective Date of this Sublease, a copy of which Grant of Option to Purchase is attached hereto as Exhibit B. If Subtenant exercises its purchase option, then upon the closing of its purchase, this Sublease shall terminate.

16. FORBEARANCE/CONSENT NOT A WAIVER: Any failure by Sublessor to declare a default or breach of this Sublease shall not be considered as a waiver of the right to thereafter declare a default or breach for any other succeeding default or breach. Any consent by Sublessor to any situation requiring Sublessor’s consent shall be deemed as consent to that situation only, and only for that particular instance, and shall not be deemed as consent to any subsequent situation where Sublessor’s consent is required.

17. NOTICE: All notice required in this Sublease shall be in writing and either personally delivered, sent by nationally-recognized overnight delivery carrier (such as Federal Express), or sent by certified United States mail, postage prepaid, to:

Sublessor at: Dinning-Beard, Inc. Attention: President 8415 E. 32nd St. North Wichita, KS 67226 Email: mstein@prudentialkansas.com	with copy to: Michael P. Cannady Adams Jones Law Firm, P.A. 1635 N. Waterfront Pkwy., Suite 200 Wichita, KS 67206 Email: mcannady@adamsjones.com

Subtenant at: Tiger Financial Management, LLC Attn: Chris Darnell 3611 North Ridge Road Wichita, Kansas 67205 Email: chrisdarnell@speedyinc.com	with copy to: Thomas L. Steele Gen. Cnsl. / Speedy Cash Holdings Corp. 3527 North Ridge Road Wichita, Kansas 67205 Email: tlsteele@speedyinc.com

18. BROKERS: The parties hereto each represent and warrant to the other that it has had no dealings with any broker or agent in connection with this Sublease. Each party agrees to indemnify and hold the other harmless from and against any and all claims, liabilities, or expenses (including reasonable attorneys’ fees and expenses) imposed upon, asserted, or incurred by the other party as a consequence of any breach of such representations. This indemnity shall survive the expiration or earlier termination of this Sublease.

19. SUCCESSORS AND ASSIGNS: This Sublease shall be binding upon the parties and their successors and permitted assigns.

20. MISCELLANEOUS:

A.	Time is of the essence of this Sublease.

B.	Sublessor will have the exclusive right to reserve parking in the parking row closest to the front of the Property, except for spaces indicated as parking exclusively for persons with disabilities.

C.	Subtenant shall use the Property only as a business office compatible with Sublessor’s activities.

D.	This Sublease requires Landlord’s consent before it becomes effective.

E.	Subtenant shall prohibit smoking in the Subleased Property and within 30 feet from any exterior doors of the Property and shall maintain signage as permitted by Law.

F.	As between Sublessor and Subtenant, Subtenant shall be responsible, at Subtenant’s expense, for assuring the Property complies with the Americans With Disabilities Act and the Kansas Act Against Discrimination.

DINNING-BEARD, INC, Sublessor		Tiger Financial Management, LLC, Subtenant

By:	/s/ M.K. Stein	By:	/s/ Chadwick H. Faulkner
Name:	Mona Stein	Name:	Chadwick H. Faulkner
Title:	Executive Vice President, CFO	Title:	President
Date:	11/16/2010	Date:	11/16/2010

Consent of Landlord

The Amigos Rental, LLC, Landlord under the Base Lease, hereby consents to the foregoing Sublease.

Executed 11/16/2010.

THE AMIGOS RENTAL, LLC

By: Name: Title:	/s/ M.K. Stein Mona Stein Managing Member